UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2011

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-5556 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 10, 2011, Consolidated-Tomoka Land Co. (the “Company”) announced that William H. McMunn, President and Chief Executive Officer of the Company, will be retiring as of December 31, 2011.  The Company also announced that its board has hired an executive search firm to assist in finding a new CEO to replace Mr. McMunn.  A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

(e)           In connection with Mr. McMunn's retirement, the Company and Mr. McMunn entered into an agreement executed February 8, 2011 (the “Agreement”), under which Mr. McMunn will receive a one-time lump sum early retirement incentive payment of $158,747.12 plus reimbursement for any unused vacation days (less applicable withholdings and deductions), the Company will pay health coverage premiums pursuant to COBRA for Mr. McMunn for the eight-month period beginning January 1, 2012  and ending August 31, 2012 (in the event that Mr. McMunn timely elects continuation coverage under COBRA), and the Company will transfer to Mr. McMunn title to his Company furnished automobile.  In addition, Mr. McMunn agrees to waive and generally release all claims in favor of the Company.  The Agreement also provides that the Company may extend Mr. McMunn's effective date of retirement and continue to employ Mr. McMunn to June 30, 2012, in order to facilitate the transition to a new chief executive officer.  Commencing on his effective date of retirement, Mr. McMunn will render consulting and strategic advisory services for a period of twelve months unless earlier terminated pursuant to the Agreement. The Company will pay Mr. McMunn $12,500 per month for such consulting services.

The foregoing summary of the Agreement is qualified in its entirety by the text of the Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement between William H. McMunn and Consolidated-Tomoka Land Co. executed February 8, 2011

99.1	Press Release dated February 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2011
Consolidated-Tomoka Land Co. By: /s/Bruce W. Teeters Bruce W. Teeters, Senior Vice President - Finance and Treasurer